Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

SAFE & GREEN HOLDINGS CORP.

and

SAFE AND GREEN DEVELOPMENT CORPORATON

Dated as of September 26, 2023

THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of September 26, 2023, by and between by and between Safe & Green Holdings Corp., a Delaware corporation, (“SG Holdings”) and Safe and Green Development Corporation, a Delaware corporation and a wholly owned subsidiary of SG Holdings, (“SG DevCo”) (each a “Party” and together, the “Parties”).

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of September 26, 2023, by and between SG Holdings and SG DevCo (the “Separation Agreement”), SG Holdings agreed, among other things, to distribute 30% of the outstanding stock of SG DevCo to SG Holdings’ stockholders (the “Distribution”).

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. General. As used in this Agreement, the following terms have the following meanings:

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined, or unitary Tax Returns under state, local or foreign law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign income Taxes for an Affiliated Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).

“SG DevCo” has the meaning set forth in the preamble to this Agreement.

“SG DevCo Group” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Time” means the time at which the Distribution becomes effective.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; or (iii) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Tax Authority.

“Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.

“IRS” means the Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Spin-Off Business” means SG Holdings’ real estate development business currently conducted by SG DevCo, including the operations, properties, services, and activities of such business.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, real property transfer, intangible, recordation, registration, documentary, stamp, and other taxes of any kind whatsoever, and (ii) any interest, penalties, or additions attributable thereto.

“Tax Arbiter” has the meaning set forth in Section 4.08.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, deductions, credits or other comparable items, and assets basis that could affect a Tax liability for a past or future taxable period.

“Tax Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Tax Matter” has the meaning set forth in Section 3.01.

“Tax Contest” has the meaning set forth in Section 2.05.

“Tax Notice” has the meaning set forth in Section 2.05.

“Tax Return” means any return, report, certificate, form, or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for refund.

“Transaction Documents” means this Agreement and the Separation Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, or similar Taxes imposed on the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SG Holdings” has the meaning set forth in the preamble to this Agreement.

“SG Holdings Group” has the meaning set forth in the Separation Agreement.

Section 1.02. Additional Definitions. Capitalized terms used but not defined in this Agreement have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

Section 2.01. Responsibility for Taxes; Indemnification.

(a) SG DevCo shall be responsible for and shall pay, and shall indemnify and hold harmless SG Holdings for, (i) any of its Taxes for all periods prior to and after the Distribution and (ii) any Taxes of the SG Holdings Group for Pre-Distribution Periods to the extent attributable to the Spin-Off Business, excluding, for the avoidance of doubt, any Taxes arising as a result of the Distribution (other than Transfer Taxes which shall be governed by Section 2.03).

(b) SG Holdings shall be responsible for and shall pay, and shall indemnify and hold harmless SG DevCo for, any of the taxes of the SG Holdings Group other than taxes for which SG DevCo is responsible pursuant to Section 2.01(a), including, for the avoidance of doubt, any Taxes arising as a result of the Distribution (other than Transfer Taxes which shall be governed by Section 2.03).

(c) If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01 in sufficient detail and together with reasonable supporting documentation. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than twenty (20) days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within fifteen (15) days of receiving such calculations.

(d) For all Tax purposes, SG Holdings and SG DevCo agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by SG Holdings to SG DevCo or a distribution by SG DevCo to SG Holdings as the case may be, occurring immediately prior to the Effective Time.

(e) The amount of any indemnification payment pursuant to this Section 2.01 shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.01(e)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

(f) The determination of the Tax liabilities of SG Holdings and SG DevCo, respectively, shall be made in a manner consistent with the Separation Agreement.

Section 2.02. Determination of Taxes Attributable to the Spin-Off Business.

(a) For purposes of Section 2.01(a)(ii), the amount of Taxes attributable to the Spin-Off Business shall be determined by SG DevCo on a pro forma Combined Tax Return of SG Holdings Group prepared: (i) assuming that the members of the SG Holdings Group were not included in the group that filed the relevant Combined Tax Return; (ii) including only Tax items of members of the SG Holdings Group that were included in the relevant Combined Tax Return; (iii) using all elections, accounting methods, and conventions used on the relevant Combined Tax Return for such period; (iv) applying the highest statutory marginal corporate income Tax rate in effect for the relevant taxable period; (v) assuming that the SG Holdings Group elects not to carry back any net operating losses; and (vi) assuming that the SG Holdings Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the SG Holdings Group that would be available if the Tax liability of SG Holdings for each prior taxable year were determined in accordance with this Section 2.02.

(b) The Parties shall cooperate in good faith in order to jointly determine the allocation of items of income and expense and intercompany eliminations for purposes of preparing the pro forma Combined Tax Return of SG Holdings pursuant to Section 2.02(a).

Section 2.03. Payment of Sales, Use or Similar Taxes. Transfer Taxes shall be borne fifty percent (50%) by SG DevCo and fifty percent (50%) by SG Holdings. Notwithstanding anything in this Section 2.03 to the contrary, the Party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). The Parties shall cooperate in: (i) determining the amount of such Taxes; (ii) providing all available exemption certificates; and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Tax Authorities.

Section 2.04. Tax Refunds. SG DevCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SG DevCo is responsible for under Section 2.01(a), SG Holdings shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SG Holdings is responsible for under Section 2.01(b), and a Party receiving a refund to which the other Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) days after such refund is received.

Section 2.05. Audits and Proceedings. Notwithstanding any other provision hereof, if after the Distribution Date, an Indemnified Party receives any notice, letter, correspondence, claim, or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within ten (10) days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to deliver such Tax Notice. The Indemnifying Party shall control the defense of any such Tax Notice and the conduct of any audit or proceeding resulting from such Tax Notice (collectively, a “Tax Contest”), provided (i) the Indemnifying Party shall act in good faith in connection with its control of any such Tax Contest, (ii) the Indemnifying Party shall keep the Indemnified Party reasonably informed regarding the progress of such Tax Contest, and (ii) to the extent such Tax Contest may adversely impact the Tax Liability of the Indemnified Party or its Affiliated Group, (A) the Indemnified Party shall have the right to participate in and advise on such Tax Contest (including the opportunity to review and comment upon the Indemnifying Party’s communications with the Tax Authority and submissions to any court, and any such reasonable comments shall be incorporated upon the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), and (B) the Indemnifying Party shall not settle or compromise such Tax Contest without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party fails within a reasonable time after receipt of such Tax Notice from the Indemnified Party to defend any such Tax Contest as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any indemnification payment computed pursuant to Section 2.01 within fifteen (15) days after a Final Determination of the Tax liability that is the subject of such Tax Contest.

Section 2.06. Carryforwards and Carrybacks.

(a) SG DevCo shall notify SG Holdings after the Distribution Date of any consolidated carryover item which may be partially or totally attributed to and carried over by SG Holdings or a member of its Affiliated Group and will notify SG Holdings of subsequent adjustments which may affect such carryover item.

(b) To the extent permitted by applicable law, SG Holdings shall not carry back any federal income Tax item to any Pre-Distribution Period.

Section 2.07. Tax Attributes. Tax Attributes arising in a Pre-Distribution Period shall be allocated to the SG DevCo Group and the SG Holdings Group in accordance with the Code and Treasury Regulations. The Parties shall jointly determine the allocation of such Tax Attributes arising in Pre-Distribution Periods as soon as reasonably practicable following the Distribution Date, and hereby agree to compute all Taxes for Post-Distribution Periods consistently with that determination unless otherwise required by a Final Determination.

ARTICLE III

COOPERATION

Section 3.01. General Cooperation. The Parties shall each cooperate fully with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties, or the filing of a Tax Return or a Tax refund claim of the Parties;

(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 3.02. Retention of Records. SG DevCo and SG Holdings shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents required to be retained pursuant to this Section 3.02 shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between SG DevCo, on the one hand, and SG Holdings, on the other (other than this Agreement and any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, neither SG DevCo nor SG Holdings shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 4.02. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 4.03. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 4.04. Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 4.05. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or the Tax Arbiter to be invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision shall be deemed replaced by a term or provision that such court or the Tax Arbiter, as the case may be, determines is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable provision.

Section 4.06. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 4.07. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

Section 4.08. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a Tax counsel or other tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by SG DevCo and SG Holdings. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties.

[Signature Page to Tax Matters Agreement Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly by their respective authorized officers as of the date first above written.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Paul M. Galvin
Name:	Paul M. Galvin
Title:	Chief Executive Officer

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer